EXHIBIT 99.1

FOR IMMEDIATE RELEASE
GENERAL FINANCE CORPORATION REPORTS SECOND QUARTER FY 2009 RESULTS AND SUSPENDS FISCAL YEAR 2009 GUIDANCE

Pasadena, CA – February 13, 2009 - General Finance Corporation (“General Finance” or “GFN”) (NASDAQ: GFN, GFNCW and GFNCU) today announced its financial results for the quarter ended December 31, 2008 (“QE2 FY 2009”). Results for the quarter included RWA Holdings Pty Limited (“Royal Wolf”), the leading provider of portable storage solutions in Australia and New Zealand and Pac-Van, Inc. (“Pac-Van”), a key provider of modular buildings and mobile office units in the U.S., which was acquired on October 1, 2008. Also provided for comparison purposes are unaudited non-GAAP combined information for the second quarter ended December 31, 2007 (“QE2 FY 2008”), which combines the results of Pac-Van with the consolidated results of General Finance. The actual consolidated results of General Finance for QE2 FY 2008 are included in Form 10-Q for the quarterly period ended December 31, 2008.

General Finance Consolidated QE2 FY 2009 as compared to non-GAAP QE2 FY 2008

•
Total revenues were $42.6 million and adjusted EBITDA (1) (earnings before interest expense, income tax, depreciation and amortization and other non-operating costs and stock based compensation expense of $266,000 in QE2 FY 2009)  was $9.4 million in QE2 FY 2009 versus revenues of $49.2 million and adjusted EBITDA of $11.6 million in QE2 FY 2008;

•	Leasing and sales revenue mix was split evenly as leasing revenues increased 6.4% in QE2 FY 2009 compared to QE2 FY 2008;

•
Sales revenues declined 27% in QE2 FY 2009 versus QE2 FY 2008 with approximately a third of the decline due to the  economic climate in the Asia-Pacific area combined with an approximate two-thirds of the decline due to the 25% drop in the Australian currency to the U.S. Dollar for the same periods (.8905 to .6704);

•	Adjusted EBITDA in QE2 FY 2009 was 22% of total revenue compared to 24% in QE2 FY 2008;

•	Foreign currency exchange loss for QE2 FY 2009 was approximately $3.0 million compared to a negligible number in QE2 FY 2008;

•
The utilization rate of our lease fleet of approximately 43,000 units declined from 84% to 76% from December 31, 2007 to December 31, 2008, while the size of our lease fleet increased by approximately 26%, as we purchased new units, reduced sub-leased units and completed previously announced acquisitions;

•	Net fleet capital expenditures for QE2 FY 2009 were $6.3 million versus approximately $4 million in QE2 FY 2008;

•
Fleet inventory at December 31, 2008 was $24.4 million compared to $16.8 million at December 31, 2007, primarily due to the inclusion of Pac-Van’s inventory of $5.4 million, the acquisition of Royal Wolf New Zealand in April 2008 and advance purchases for Australian mining cabins to meet previously forecasted demand;

•	We are covenant compliant with both of our senior credit facilities;

•	Our total debt outstanding at December 31, 2008 was $194.1 million and our total funded debt to adjusted EBITDA as of the trailing twelve months ending December 31, 2008 was 4.7x.

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General Finance Corporation Press Release February 13, 2009	Page 2

Non-GAAP Combined General Finance and Pac-Van (QE2 FY 2008)
and Consolidated General Finance (QE2 FY 2009)
(unaudited and in thousands)

	GFN			GFN
	Consolidated	Pac-Van	Combined	Consolidated
	QE2 FY 2008	QE2 FY 2008	QE2 FY 2008	QE2 FY 2009
Revenues
Sales	$22,198	$7,000	$29,198	$21,329
Leasing	7,654	12,340	19,994	21,272
	29,852	19,340	49,192	42,601
Costs and expenses
Cost of sales	18,454	4,863	23,317	18,135
Leasing, selling and general
expenses	5,897	8,418	14,315	15,295
Depreciation and amortization	2,245	1,331	3,576	3,896
Operating income	3,256	4,728	7,984	5,275
Interest income	128	0	128	65
Interest expense	(1,585)	(2,243)	(3,828)	(5,716)
Foreign currency exchange gain
(loss) and other	61	0	61	(2,998)
	(1,396)	(2,243)	(3,639)	(8,649)
Income (loss) before provision for income taxes and minority interest	1,860	2,485	4,345	(3,374)
Provision (benefit) for income
taxes	606	1075	1,681	(1,170)
Minority interest	57	0	57	(1,199)
Net income (loss)	$1,197	$1,410	$2,607	$(1,005)
Net income (loss) per share:
Basic	$0.12			$(0.06)
Diluted	0.09			(0.06)
Weighted average shares outstanding:
Basic	9,690,099			17,826,052
Diluted	13,167,347			17,826,052

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General Finance Corporation Press Release February 13, 2009	Page 3

(1)
EBITDA is a supplemental measure of performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  EBITDA is a non-GAAP measure, is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.  We present EBITDA because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA when reporting their results.

Business Overview

Ronald Valenta, General Finance’s President & CEO, commented, “We continue to be pleased by our progress in successfully integrating the acquisitions, implementing operational best practices and in establishing a global corporation.  In addition, we have been building consistency in our leasing revenue stream while, conversely, we have been working hard to reduce the proportion of sales in our revenue mix, especially in our Australian and New Zealand markets, which are dealing with their first recession in 17 years coupled with a continued dramatic decline in the Australian dollar currency. Our branch system is coping well with the downturn, while our national accounts groups are working to meet the challenge of reduced demand from major resource companies.”

Mr. Valenta continued, “In our markets, we continue to see a severe economic downturn coupled with a credit crunch. Our strategy continues to be focused on implementing best practices with our emphasis on superior customer service coupled with product diversification and differentiation.”

Charles Barrantes, General Finance’s Executive Vice President and Chief Financial Officer added, “We have made strides in managing our sale inventory, have not experienced a significant deterioration in our trade receivables and, during this downturn, will reduce capital expenditures and other costs in an endeavor to reduce our long-term debt over the next twelve months. We enjoy healthy relationships with our senior lenders which are critical in times such as these.”

Mr. Valenta concluded that, “Although we would have liked to be further ahead in our overall quarterly results, our core business, the leasing of office and storage units, is performing well. We intend to continue to pay down our outstanding debt using our operating cash flow. In addition, we anticipate lower interest costs in the upcoming fiscal quarters. We will continue to do everything in our power to position ourselves to emerge stronger when the global economy returns to some semblance of normalcy”

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General Finance Corporation Press Release February 13, 2009	Page 4

Guidance Review and Update

In connection with the filing of our Form 10-Q for the quarterly period ended December 31, 2008, and based upon the financial information included therein, we believe our FY 2009 results would be below the range of our previous guidance.  Given the uncertainty in the economic environment and our desire to keep investors continually informed on our outlook and maintain our credibility; we feel it is prudent at this time to be very careful in the forward looking statements we make and, as a result, we are withdrawing our previous guidance and suspending any future guidance.

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General Finance Corporation News Release February 13, 2009	Page 5

Series A 12.5% Cumulative Preferred Stock Issuance

Today, General Finance intends to close the initial round of its Series A 12.5% Cumulative Preferred stock offering for a total of approximately $1,300,000. The preferred stock is non-convertible.

About General Finance Corporation General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com ), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage vertical; and modular buildings, mobile offices and portable container buildings in the modular space vertical.

Cautionary Statement About Forward-Looking Statements. Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of Royal Wolf and Pac-Van.  We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement.  Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s definitive proxy statement with respect to General Finance’s acquisition of Pac-Van, its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and its quarterly report on Form 10-Q for the quarter ended December 31, 2008.

Contact:

John Johnson

General Finance Corporation

(626) 584-9722 ext. 1009